Exhibit 10.1

STATE OF NORTH CAROLINA	)	SEPARATION AGREEMENT
	)	AND RELEASE
COUNTY OF MECKLENBURG	)
     THIS AGREEMENT is made this 8 day of July, 2008, by and between Cogdell Spencer Inc. and Cogdell Spencer LP (collectively the “Company”), with their principal office in Charlotte, North Carolina, on the one hand, and Heidi Wilson (formerly Heidi Barringer), a resident of Charlotte, North Carolina (the “Executive”) on the other.
     WHEREAS, Executive has been employed by Company as its Executive Vice President and has agreed to the separation of her employment with Company effective May 28, 2008; and
     WHEREAS, Company and Executive agree that in exchange for the Release and other consideration provided by Executive, as documented herein, Company will provide Executive with certain additional consideration which it was not otherwise obligated to provide; and
     WHEREAS, Executive and Company desire to terminate their employment relationship in an amicable and definitive manner, and to settle, compromise and resolve any and all claims they may have against each other; and
     WHEREAS, Executive has been allowed at least 21 days within which to consider this Agreement.
     NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Executive and Company hereby agree as follows:
     1. Separation from Employment and Payment of Compensation. Executive’s employment with Company is terminated effective as of May 28, 2008 (the “Separation Date”). Executive acknowledges that Company has paid to Executive all salary and other compensation due and payable during the term of employment through and including the Separation Date.
     2. Special Separation Benefits. In consideration of the promises of Executive contained in this Agreement and the performance thereof, Company agrees to provide Executive with the following special separation benefits, each of which constitutes separate and sufficient independent consideration for Executive’s promises in this Agreement.
     (a) Additional Salary Payment. Within its next payroll cycle after the Effective Date, Company will pay to Executive her prorated salary for the final pay period in May 2008 through the Separation Date less deductions and withholdings. Executive understands and agrees that this salary payment includes payment by the Company of Executive’s car allowance for May 2008 pro-rated through May 28, 2008.
     (b) Special Severance Payment. Company shall provide Executive with a special severance payment in the amount of $400,000 less standard deductions and withholdings. This special severance payment will be paid in a lump sum within thirty (30) days after the Effective Date.
     (c) Job Reference. The Company agrees to provide Executive with the job reference in the form attached hereto as Exhibit A, to be used by Executive in seeking employment outside of the Company. The job reference will be signed by Frank Spencer. The Company will provide prospective employers of Executive only with confirmation of Executive’s dates of employment, job title and responsibilities, and also provide a copy of the job reference which is Exhibit A provided that prospective employers direct their requests to Julia Houck, Vice President Human Resources, Marshall Erdman & Associates, One Erdman Place, Madison, Wisconsin 53717, (608) 410-8024. or, if applicable, her successor as Vice President of Human Resources.
     (d) Media Contact. The Company and Executive agree that neither shall issue a press release specifying the reason for Executive’s separation from the Company. The Company will issue an internal memorandum informing employees that if they receive any media inquiry about Executive’s separation from employment with the Company, that such media are to be directed to the Company’s Marketing Director, currently Dana Crothers. The Marketing Director will respond to such inquiries, if any, with “no comment.” Correspondingly, if Executive receives any news media inquiries about her separation from the Company, about the Company, or about any of the Company’s affiliates or subsidiaries, Executive will respond with “no comment.”
     (e) Assistance with Transfer of Real Estate License. The Company agrees to send a letter to the North Carolina Real Estate Commission notifying it that Executive is no longer affiliated with the Company.
     (f) Personal Calls to Executive. The Company agrees that, through July 31, 2008, its receptionist or operator will provide Executive’s home telephone number [Number] to any person calling the Company’s main number and clearly identifying himself or herself as placing a telephone call to Executive of a personal, nonbusiness, nature.
     (g) Forfeiture of Severance Benefits in the Event of Violation of Restrictive Covenants. Notwithstanding the foregoing, if Executive breaches the provisions of Section 8 of this Agreement, she shall forfeit and not be entitled to the severance benefits set forth in subparagraphs 2(a) and 2(b) of this Agreement. This subsection 2(g) is in addition to any other rights or remedies that the Company may have as a result of such breach and does not limit the rights and remedies of the Company in connection with any other breach of this Agreement by Executive.
     3. Employee Benefits. The Company will direct the trustee or administrator to distribute the Employee’s vested accrued benefits, if any, in the Company’s 401k plan in accordance with the provisions of said plan. The Company will provide Employee the right to elect whatever group health plan continuation coverage to which the Employee and her dependents are entitled pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 4980B et seq., (“COBRA”), and to provide assistance with respect to exercising any conversion rights provided under the Company’s group health plan(s). Executive recognizes and agrees that Executive only participated in the dental portion of said group health plan. Executive’s “qualifying event” for COBRA purposes shall be the Separation Date. The Company and Executive recognize that Executive is vested in 1,881 LTIP units of Cogdell Spencer LP. Executive understands and agrees that as of the Separation Date, she has forfeited and has no rights to any other LTIP units.
     4. Return of Property. Executive represents and covenants that she has returned, or will return no later than the Effective Date, to the Company all property of Cogdell Spencer Inc. and all property of any affiliate or direct or indirect subsidiary of the Cogdell Spencer Inc. (including but not limited Cogdell Spencer LP), (such property including but not limited to, all keys to offices, all equipment, documents, tenant or customer lists, written information, forms, formulae, plans, prospect information, vendor lists and information, documents or other written or computer material or data, software or firmware, records, or copies of the same, belonging to Cogdell Spencer Inc. and all property of any affiliate or direct or indirect subsidiary of Cogdell Spencer Inc. (including but not limited Cogdell Spencer LP) which are in Executive’s possession or control, including but not limited to all originals, copies and summaries of any of confidential or proprietary information. Executive further agrees to delete all such property and information contained on any personal electronic device.
     5. Releases.
     (a) Release by Executive. In consideration for the release by Company set forth in Section 5.b. of this Agreement and for the special separation benefits described above in Subsections 2.a, 2.b, 2.c, 2.d, 2.e and 2.f of this Agreement, any of which provides separate and independent sufficient consideration for this Release, Executive, for herself, her heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Cogdell Spencer Inc., Cogdell Spencer LP, their direct and indirect subsidiaries and affiliates, and their owners, health and welfare benefits plans, predecessors, successors, and assigns, and their respective officers, directors, trustees, employees, representatives and agents, from any and all contractual obligations, claims, or liabilities of whatever kind or nature which she has ever had or which she now has, at the time of or prior to her execution of this Agreement, known or unknown, including, but not limited to, any and all claims or counterclaims for breach of contract, breach of fiduciary duty, unfair competition, defamation, wrongful or unlawful discharge, constructive discharge, other torts, for past or future wages, salary, bonuses, earnings, restricted stock, deferred compensation or other forms of compensation, punitive damages, attorneys fees, claims or counterclaims for violations of Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000(e) et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., or the Employee Retirement Income Security Act of 1974, and all amendments thereto, violations of any state and/or municipality whistle-blowing statutes or laws or fair employment statutes or laws, or violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, hours, ownership, or any other terms and conditions of employment and termination of employment, and any other claims, counterclaims and/or third-party claims, which have been, or could have been, asserted by Executive in any court, arbitration, or other forum arising out of or in any way related to Executive’s employment with Cogdell Spencer Inc., Cogdell Spencer LP, or their predecessors or affiliated companies, the relationship between Executive and Cogdell Spencer Inc., Cogdell

Spencer LP, or their predecessors or affiliated companies, or the termination thereof, to the fullest extent permitted by law. (This release and waiver does not apply to claims that may arise after the date this Agreement is executed, including but not limited to claims for breach of this Agreement.)
     (b) Release by Company. In consideration for Executive’s promises contained in this Agreement and the release set forth in Section 5(a), Company, for itself, its administrators and assigns, hereby releases, waives, and forever discharges Executive from any and all claims or liabilities of whatever kind or nature which it has ever had or which it now has, known or unknown, including, but not limited to, contract claims; tort claims; and claims based on any state or federal common laws or statutes to the fullest extent permitted by law. (This release and waiver does not apply to claims that may arise after the date this Agreement is executed, including but not limited to claims for breach of this Agreement.)
*NOTE: You, Heidi Wilson, have the right to consider this Agreement for at least twenty-one days before accepting it. Before executing this Agreement and Release, Executive is advised to consult with an attorney of her choice, at her expense.
*Further, you, Heidi Wilson, have the right to revoke this Agreement at any time within the seven-day period following the date you sign this Agreement. This Agreement shall not become effective or enforceable until the seven-day revocation period expires.
     6. Compliance with Older Workers Benefit Protection Act: By signing this Agreement, Executive specifically acknowledges and represents that:
     (a) Executive has been given a period of twenty-one days to consider the terms of this Agreement;
     (b) The terms of this Agreement are clear and understandable to Executive;
     (c) The benefits the Company will provide to Executive under this Agreement exceed the benefits that Executive was otherwise entitled to receive as an employee of the Company;
     (d) Executive has been advised to consult with an attorney (at Executive’s expense) prior to signing this Agreement and has been represented by counsel in the review and negotiation of the terms of this Agreement; and
     (e) Executive has been advised that she has the right to revoke this Agreement at any time within the seven-day period following her signature of this Agreement.
     7. Nondisparagement.
     (a) Executive. As further consideration of the promises and benefits of Company set forth in this Agreement, any of which constitutes separate and independent sufficient consideration, Executive also agrees that she will, at all times hereafter, refrain from making any untrue, misleading, or defamatory statements or representations, either orally or in writing, regarding Cogdell Spencer Inc., Cogdell Spencer LP, their affiliates, direct and indirect and subsidiaries, and their respective officers, directors, shareholders, employees, agents, predecessors and related entities, and will not disclose or communicate to any person, firm or entity any information the disclosure of which is or is likely to be harmful or damaging to Cogdell Spencer Inc., Cogdell Spencer LP, their affiliates, their direct and indirect subsidiaries, and/or their respective officers, directors, shareholders, employees, agents, predecessors and related entities, which she learned or which came to her attention during the course of her employment with Company. Without limiting the foregoing, Executive agrees that she will not make any communications, whether orally or in writing, speculating as to the reasons for her separation from the Company or any other action or inaction by Cogdell Spencer Inc., Cogdell Spencer LP, their affiliates, their direct and indirect subsidiaries.
     (b) Company. Company agrees to use reasonable efforts to prevent its directors, officers, and senior management employees from making any untrue, misleading, or defamatory statements or representations, either orally or in writing, regarding Executive, including in communications to other Company employees.
     8. Confidentiality. Executive acknowledges that during her employment with Company she acquired valuable knowledge and contacts pertaining to the business, customers, employees and operations of Cogdell Spencer Inc. and its affiliates and direct and indirect subsidiaries, including but not limited to, Cogdell Spencer LP. Executive agrees that in further consideration for the release by Company set forth in Section 5.b of this Agreement and in further consideration for the special separation benefits described above in 2.a, 2.b, 2.c, 2.d, 2.e and 2.f of this Agreement, any of which provides separate and independent sufficient consideration for her promises in this Section 8, she will not use, reveal, disclose, or allow to be revealed or disclosed any Trade Secrets or Confidential Information (as defined below) in whatever form or manner they are maintained. Executive agrees that her obligations contained in this Section 8 of this Agreement shall apply regardless of whether the Confidential Information or Trade Secrets were developed or created prior to the date of this Agreement. The foregoing obligations shall survive until the information is no longer Confidential or a Trade Secret, as defined herein. Northing in this Agreement shall alter or limit the Company’s rights to protect its Confidential Information and/or Trade Secrets pursuant to any applicable law.
     (a) Definition of Trade Secrets. As used in this Agreement, the term Trade Secrets shall mean all formulas, techniques, and methods of doing business used by Cogdell Spencer Inc. and/or its affiliates and direct and indirect subsidiaries (including but not limited to Cogdell Spencer LP, Cogdell Spencer Advisors LLC, Cogdell Spencer Advisors Management LLC, CS Business Trust I, General Partnership, CS Business Trust II, Limited Partnership, each individually an “Owner” with respect to its confidential, proprietary and trade secret information), in its business that are not generally known or used in the industry and from which Cogdell Spencer Inc. or any other Owner derive economic or business value from the fact that such are not generally known; lists of current and prospective clients and associated client information (including client names, contacts, addresses, habits, preferences, and requirements); computer programs developed by Cogdell Spencer Inc., an Owner, or any agent thereof for use solely by Cogdell Spencer Inc. and/or one or more Cogdell Spencer Inc. affiliate or subsidiary (including but not limited to RC15, annual general ledger, project expense listing, loan amortization programs, time management systems, and accounts payable, accounts receivable, and lease analysis programs); and any other information or data which meets the definition of trade secrets under the Uniform Trade Secrets Protection Act. The term “Trade Secrets” includes compilations of information where the compilation otherwise meets the definition herein, even if portions of the information compiled are generally known or used in the industry.
     (b) Definition of Confidential Information. As used in this Section 8, “Confidential Information” means data or information, whether constituting a trade secret or not, which is of value to Cogdell Spencer Inc. or the Owner and not generally known to persons or entities outside of Cogdell Spencer Inc. and its affiliates and subsidiaries, including but not limited to the following: (a) historical business information about clients, business procedures or processes of clients, and any other information which Executive learns about current and potential clients through Executive’s employment with the Company; (b) supplier and distributor lists, data, and information; (c) vendor lists and associated vendor information (including but not limited to contacts, buying requirements, vendor numbers, preferences, requirements, and deals with Cogdell Spencer Inc., Cogdell Spencer LP or any Owner,); (d) purchasing and materials information; (e) training manuals; (f) information about Cogdell Spencer Inc.’s, Cogdell Spencer LP’s or any other Owner’s methods of doing business or information regarding the financial aspects of its or their business such as costs, financial statements, profit and loss statements, cash flows, fees and prices, pricing policies, quoting procedures, sales, financial projections, and other financial information; (g) information regarding business opportunities for new or developing businesses for, and business and marketing plans, techniques, and strategies of, Cogdell Spencer Inc., Cogdell Spencer LP or any other Owner (including but not limited to plans for new acquisitions or new services); (h) confidential personnel information (such as compensation plans or strategies and hiring plans and strategies); (i) any information received by Cogdell Spencer Inc., Cogdell Spencer LP or any other Owner from third parties in confidence (or subject to non-disclosure or similar covenants); (j) the terms and conditions of negotiations or confidential contracts between Cogdell Spencer Inc., Cogdell Spencer LP or any other Cogdell Spencer Inc. affiliate or direct or indirect subsidiary and third parties; and (k) any documents, designs, files or other information marked “Confidential.” Confidential Information shall not include, however, information that (i) is within, or later falls within, the public domain without breach of this Agreement or any other contractual obligation by Executive; (ii) is publicly disclosed with written approval of Cogdell Spencer Inc. or the Owner; or (iii) becomes lawfully known or available to Executive without restriction from a source having the lawful right to disclose the information without breach of this Agreement or any other contractual obligation by Executive.
     (c) Remedies for Breach of Section 8 Covenants. Executive agrees and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in Section 8 of this Agreement will result in immediate and irreparable injury to Company and the Owner (as applicable), Company and/or the Owner shall be entitled, in addition to any other remedy permitted in this Agreement or at law or in equity, to an injunction restraining Executive from any violation of Section 8 to the fullest extent allowed by law.
     9. Scope of Agreement; Modification. This Agreement discharges and cancels all previous agreements between the parties and contains the entire agreement between the parties on this matter; no agreements, representations, or statements of either party not contained herein shall be binding on such party, This Agreement shall not be modified, amended, altered or waived except by separate written agreement signed by Company and Executive.
     10. Binding Effect. This Agreement is not assignable by Executive. This Agreement shall be binding upon, and inure to the benefit of, Executive and Company and their respective heirs, successors, and legal representatives, and as to the Company, its assigns.
     11. No Admission. Executive understands and agrees that Company and its affiliates and subsidiaries admit no liability with respect to any claim related to, or arising out of, their relationship or the termination thereof.
     12. Discovery of Additional Facts. Executive agrees that should she hereafter discover facts different from, or in addition to, those now known or believed to be true, that this Agreement and Release shall, nevertheless, be and remain in full force and effect in all respects.
     13. Severability. In the event any portion of this Agreement is determined to be invalid under any applicable law by a court of competent jurisdiction, such provision shall be deemed void and the remainder of this Agreement shall continue in full force and effect.
     14. Notices. With the exception of the notice of revocation set forth in Section 17 of this Agreement (which notice shall be made in accordance with the terms of Section 17), any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) on the third day following delivery to the U.S. Postal Service as certified mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be delivered or directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to the other party in accordance with the provisions of this Subsection.
Notice to Executive shall be sent to:
Heidi Wilson
[Address]
Notice to Company shall be sent to:
Cogdell Spencer Inc.
Attn: Frank C. Spencer, CEO
4401 Barclay Downs Drive
Suite 300
Charlotte, NC 28209-4670

     15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.
     16. Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that:
     (i) the courts of the State of North Carolina and/or the United States Federal Courts located in the State of North Carolina shall have exclusive jurisdiction over each of the parties hereto and over the subject matter of any such proceedings; and
     (ii) the venue of any such action shall be in Mecklenburg County, North Carolina and/or the United States District Court for the Western District of North Carolina, Charlotte, North Carolina.
     17. Effective Date. This Agreement shall not become effective and enforceable until after seven (7) days following its execution by Executive (the “Effective Date”) and may be revoked by Executive at any time within the seven day period. Executive shall provide notice to the Company no later than midnight on the last day of the seven-day revocation period. Notice shall be given by submitting a written statement of revocation via hand delivery or mail to Julia Houck, Vice President Human Resources, Marshall Erdman & Associates, One Erdman Place, Madison, WI 53717, or via e-mail to Ms. Houck at JHouck@erdman.com. Notice may also be given by calling or leaving a voice mail message for Ms. Houck at (608) 410-8024 before midnight on the last day of the seven-day revocation period, then immediately confirming the call or message with written notice as stated above. Executive’s revocation must be in writing to be effective. No attempted revocation after the expiration of such seven (7) day period shall have any effect on the terms of this Agreement.
     18. Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     IN WITNESS WHEREOF, Company and Executive have executed this Agreement on the day and year first written above.
EXECUTIVE:

/s/ Heidi Wilson	(SEAL)

Heidi Wilson

COMPANY:

By:	/s/ Frank C. Spencer

Title:	Chief Executive Officer and President

EXHIBIT A